Exhibit 10.8

AMENDMENT TO AGREEMENT RELATING TO EMPLOYMENT

AND POST-EMPLOYMENT COMPETITION

THIS AGREEMENT (the “Agreement”) is made effective as of December 5, 2008, between ARAMARK CORPORATION (“ARAMARK”) and [NAME] (the “Executive”).

WHEREAS, ARAMARK and Executive are parties to that certain Agreement Relating to Employment and Post-Employment Competition, as it may have been amended (as amended, the “ELC Agreement”);

WHEREAS, the ELC Agreement includes certain provisions that were intended to cause the ELC Agreements to comply with recently passed legislation regarding the taxation of deferred compensation (the “Deferred Compensation Tax Rules”) under which certain severance payments and benefits provided for in the ELC Agreement could be considered to be deferred compensation, and as such, if the deferred compensation were not paid out at certain times following certain rules, Executive could be subject to tax and penalties that would be in addition to any ordinary income taxes that Executive would otherwise have to pay upon receipt of such compensation;

WHEREAS, in connection with best practices that have arisen since the Deferred Compensation Tax Rules have been issued, ARAMARK has determined it to be in the best interests of its shareholders and Executive to amend all ELC Agreements to contain certain specific language regarding required payment dates for severance payments such as those provided under the ELC Agreement; and therefore the parties hereto wish to amend the ELC Agreement to include such language in the ELC Agreement;

WHEREAS, final guidance under the Deferred Compensation Tax Rules has now been issued by the applicable governmental authorities, whereunder such guidance (i) requires certain specific language regarding the required payment dates for certain employees to be included in agreements such as the ELC Agreement and (ii) recommends certain specific language regarding the form of payments that may be made under agreements such as the ELC Agreement be included in such agreements in order to permit ARAMARK maximum flexibility to make payments provided for in the ELC Agreement; and therefore the parties hereto wish to amend the ELC Agreement to include such language in the ELC Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Subsection E of Article 6 of the ELC Agreement is hereby amended to add the following sentence to the end of such subsection:

“For the avoidance of doubt, notwithstanding anything else contained in this Article 6 to the contrary, ARAMARK may choose not to commence (or may choose to discontinue) providing any payment or benefit hereunder unless and until Employee executes and delivers, without revocation, the foregoing release within 60 days following Employee’s termination of employment; provided, however, that subject to receipt of such executed release, ARAMARK shall commence providing such payments and benefits within 75 days following the date of termination of Employee’s employment.”

2. Subsection F of Article 6 of the ELC Agreement is hereby amended by ending the following sentence to the end thereof:

“In addition to the foregoing, for purposes of the Deferred Compensation Tax Rules, each payment made under this Agreement (including, without limitation, each installment payment due under Article 6.A) shall be designated as a “separate payment” within the meaning of the Deferred Compensation Tax Rules.”

3. The Company and Executive each acknowledges and agrees that upon execution of this Agreement, on and after the date of this Agreement, the ELC Agreement will otherwise continue in full force and effect as amended by this Agreement in accordance with its terms.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed as of the date first above written.

ARAMARK CORPORATION		EXECUTIVE

By:	/s/ Lynn B. McKee	By:
	Lynn McKee		[NAME]
Executive Vice President,
Human Resources